                           STOCK OPTION AGREEMENT


    STOCK OPTION AGREEMENT, dated as of March 31, 1995 by and among Horizon Healthcare Corporation, a Delaware corporation ("Acquiror"), and Continental Medical Systems, Inc., a Delaware corporation (the "Company").

    WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company, CMS Merger Corporation ("Merger Sub") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub into the Company (the "Merger"); and

    WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that the Company agree, and the Company has so agreed, to grant to Acquiror an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, to induce Acquiror to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants Acquiror an irrevocable option (the "Company Option") to purchase from the Company upon original issue up to a number of shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company equal to 15% of the number of shares of Common Stock outstanding on date of this Agreement, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "Company Shares") in the manner set forth below at an exercise price of $13.00 per Company Share (the "Exercise Price"), payable in cash in accordance with
Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of shares for which the Company Option is exercisable exceed 15% of the number of issued and outstanding Company Shares. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

    2. EXERCISE OF OPTION. The Company Option may be exercised by Acquiror, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Acquiror under circumstances that would, if the Merger Agreement were terminated as a result thereof, entitle Acquiror to Expenses (as defined in the Merger Agreement) under Section 8.05(c) of the Merger Agreement, any event by which the Merger Agreement becomes so
terminable by Acquiror being referred to herein as a "Trigger Event."   The
Company shall notify Acquiror promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Acquiror to exercise the Company Option. If Acquiror wishes to exercise the Company Option, Acquiror shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.01 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than December 31, 1996). Notwithstanding the foregoing, the Company Option may not be exercised if Acquiror is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Acquiror to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Acquiror shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Acquiror.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Company Shares to Acquiror hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) the Company Shares shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At any Closing, (a) the Company will deliver to Acquiror or its designee a single certificate in definitive form representing the number of the Company Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 12, and (b) Acquiror will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Acquiror or its designee.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror that (a) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, a number of authorized and unissued Company Shares equal to 15% of the number of Company Shares issued and outstanding on the date hereof, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (b) upon delivery of the Company Shares to Acquiror upon the exercise of the Company Option, Acquiror will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, and (c) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances, or taken any other action, that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Acquiror contained in
Section 6(c) are true and correct, the issuance, sale and delivery of the Option Shares hereunder upon exercise of the Company Option will be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof.

    6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Company that any Company Shares acquired upon exercise of the Company Option will be acquired for Acquiror's own account, and will not be, and the Company Option is not being, acquired by Acquiror with a view to the distribution thereof in violation of any applicable provision of the Securities Act.

    7.  CERTAIN REPURCHASES.

        (a) ACQUIROR PUT. At the request of Acquiror by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), the Company (or any successor entity thereof) shall repurchase from Acquiror all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of Acquiror by written notice at any time prior to December 31, 1995 (provided that such date shall be extended to March 31, 1996 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to
Section 8.01(e) of the Merger Agreement has been extended to March 31, 1996), the Company (or any successor thereto) shall repurchase from Acquiror all or any portion of the Company Shares purchased by Acquiror pursuant to the Company Option, at the price set forth in subparagraph (ii) below:

             (i)  (A)  the difference between

                       (x) the "Market/Offer Price" for shares of Company
                  Common Stock as of the date Acquiror gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (1) the highest price per share offered as of such date pursuant to any tender or exchange offer or other Competing Transaction (as defined in the Merger Agreement) that was made prior to such date and not terminated or withdrawn as of such date (the "Offer Price") and (2) the Fair Market Value of the Company Stock as of such date (the "Market Price")); and

                       (y) the Exercise Price,

                  multiplied by

                  (B) the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Acquiror is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

             (ii) the product of (x) the sum of (A) the Exercise Price paid by Acquiror for the Company Shares acquired pursuant to the Company Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares so purchased.

    As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the ten NYSE trading days prior to the fifth NYSE trading day preceding the date such is to be determined.

    Notwithstanding any provision to the contrary in this Agreement, Acquiror may not exercise its rights pursuant to Section 7(a) in a manner that would result in the cash payment to Acquiror of an aggregate amount under this
Section 7(a) of more than $30 million, less the amount, if any, of the Termination Fee paid to Acquiror pursuant to Section 8.05(c) of the Merger Agreement; PROVIDED, HOWEVER, that nothing in this sentence shall limit Acquiror's ability to exercise the Company Option in accordance with its terms.

         (b) PAYMENT AND REDELIVERY OF COMPANY OPTION OR SHARES. If Acquiror exercises its rights under this Section 7, the Company shall, within five business days thereafter, pay the required amount to Acquiror in immediately available funds and Acquiror shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Acquiror pursuant thereto, and Acquiror shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

         (c) PROHIBITION OF REPURCHASE. After delivery by Acquiror of a notice of repurchase by the Company, the Company shall, to the extent that the Company is prohibited under any applicable law or regulation from repurchasing the Company Option and/or the Company Shares in full in accordance with this Section 7, the Company shall immediately so notify Acquiror and, thereafter, shall deliver to Acquiror from time to time, promptly and in any event within five business days following the lapse of any such prohibition, the repurchase price for that portion of the Company Option or the Company Shares, as the case may be, determined pursuant to

Section 7(a), with respect to which Acquiror has delivered such notice of repurchase (the "Repurchase Price") that it is no longer prohibited from delivering; PROVIDED, HOWEVER, that, if the Company at any time after delivery by Acquiror of a notice of repurchase pursuant to Section 7(a) is prohibited under applicable law or regulation from delivering to Acquiror the Repurchase Price in full (and the Company hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), then Acquiror may to that extent revoke its notice of repurchase of the Company Option or the Company Shares, as the case may be, whereupon the Company, in addition to paying such portion of the Repurchase Price as it is permitted to pay, promptly upon Acquiror's surrender pursuant to Section 7(b) shall promptly deliver to Acquiror, to the extent theretofore surrendered by Acquiror pursuant to Section 7(b), (a) a certificate for the Company Shares that Company is then so prohibited from repurchasing or (b) a new Company Option evidencing the right of Acquiror to purchase that number of shares of Company Common Stock obtained by multiplying the number of shares of Company Common Stock for which the surrendered Company Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Repurchase Price less the portion thereof theretofore delivered to Acquiror and the denominator of which is the Repurchase Price.

    8. VOTING OF SHARES. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), Acquiror shall vote any shares of capital stock of the Company acquired by Acquiror pursuant to this Agreement ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by Acquiror on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as the vote of all other stockholders of the Company are voted (whether by proxy or otherwise) for and against such matter.

    9.  RESTRICTIONS ON TRANSFER.

        (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, Acquiror shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Acquiror, other than (i) pursuant to Section 7 or (ii) in accordance with Section 9(b) or Section 10.

        (b) PERMITTED SALES. Following the termination of the Merger Agreement, Acquiror shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the stockholders of the the Company, by a majority of the members of the Board of Directors of the Company, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

    10. REGISTRATION RIGHTS. Following the termination of the Merger Agreement, Acquiror may by written notice (the "Registration Notice") to the the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by

Acquiror (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Acquiror and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use all reasonable efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Company on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Acquiror and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Company (and/or any Person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Acquiror within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Company (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    If the Company does not elect to exercise its option pursuant to this
Section 10 with respect to all Registrable Securities, it shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; PROVIDED, HOWEVER, that (i) Acquiror shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time, and in the opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in which registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use reasonable efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Acquiror may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    The registration rights set forth in this Section 10 are subject to the condition that Acquiror shall provide the Company with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    A registration effected under this Section 10 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Acquiror, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    The Company shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

    11. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limiting any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Acquiror its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 15% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

    12. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Acquiror hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED

    AS OF MARCH 31, 1995, A COPY OF WHICH MAY BE OBTAINED FROM
    THE ISSUER UPON REQUEST.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Acquiror shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

    13. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    14. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of the Company to perform its agreement and covenants hereunder will cause irreparable injury to Acquiror for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the Company's obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder.

    15. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

    16. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
If any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory determines that Acquiror is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Acquiror to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including without limitation money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    18. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given in the manner provided in the Merger Agreement.

    19. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    20. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    21. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    22. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    23. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    24. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid any liability under
Section 16(b) of the Exchange Act by reason of such exercise.

    25. REPLACEMENT OF COMPANY OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                       HORIZON HEALTHCARE CORPORATION


                                       By /s/ NEAL ELLIOTT
                                         _____________________________________
                                         Neal Elliott
                                         Chairman of the Board and President



                                       CONTINENTAL MEDICAL SYSTEMS, INC.


                                       By /s/ ROCCO A. ORTENZIO
                                         _____________________________________
                                         Rocco A. Ortenzio
                                         Chairman of the Board and
                                           Chief Executive Officer